Exhibit 99.2

ReWalk Robotics Ltd (NASDAQ:RWLK) Q4 2018 Earnings Conference Call February 8, 2019 8:30 AM ET

Company Participants

Lisa Wilson - IR

Lawrence Jasinski - CEO & Director

Ori Gon - CFO

Conference Call Participants

Operator

Good day, ladies and gentlemen, and welcome to the ReWalk Robotics Year-End 2018 Earnings Conference Call. [Operator Instructions]. As a reminder, this conference call is being recorded.

I would now like to introduce your host for today's conference, Ms. Lisa Wilson, Investor Relations for ReWalk Robotics. Ma'am, you may begin.

Lisa Wilson

Thank you, Daniel. Good morning, everyone, and welcome to ReWalk Robotics Fourth Quarter 2018 Earnings Call. This is Lisa Wilson, Investor Relations for ReWalk. With me on today's call are Larry Jasinski, Chief Executive Officer; and Ori Gon, Chief Financial Officer of Rewalk. This morning, the company issued a press release detailing financial results for the three months and full year ended December 31, 2018. This press release and a webcast of this call can be accessed through the Investor Relations section of the ReWalk website at rewalk.com.

Before we get started, I would like to remind everyone that any statements made on today's conference call that express a belief, expectation, projection, forecast, anticipation or intent regarding future events and the company's future performance may be considered forward-looking statements as defined by the Private Securities Litigation Reform Act. These forward-looking statements are based on information available to ReWalk management as of today and involve risks and uncertainties, including those noted in this morning's press release and ReWalk's filings with the SEC. Such forward-looking statements are not guarantees of future performance. Actual results may differ materially from those projected in the forward-looking statements. ReWalk specifically disclaims any intent or obligation to update these forward-looking statements except as required by law. A telephone replay of the call will be available shortly after completion of this call. You'll find the dial-in information in today's press release. The archived webcast will be available for one year on the company's website at rewalk.com.

For the benefit of those who may be listening to the replay or archived webcast, this call was held and recorded on February 8, 2019. Since then, ReWalk may have made announcements related to the topics discussed, so please reference the company's most recent press releases and SEC filings.

And with that, I'll turn the call over to ReWalk's CEO, Larry Jasinski.

Lawrence Jasinski

Thank you, Lisa. Good morning, everyone, and thank you for joining us. We ended 2018 with revenue of $1.6 million during the fourth quarter and $6.5 million in revenue for the full year. In Germany, where a global model for reimbursement coverage for the ReWalk was achieved in 2018, true market creation is starting to occur. In fact, we had our strongest quarter to date with $1.24 million in revenue and 15 placed devices, nine positive insurance decisions and 18 open trials that we expect to convert to sales in the first half of 2019.

As of today, we already have placed four units in Europe and additional rentals are expected by the end of the first quarter this year, which we believe are likely to convert to sales later in the year. These results are consistent with our belief that once reimbursement was widely available to the SCI population, the strong pipeline of interest in our technology will translate to sales. We expect the uptick in sales we saw in this market in Q4 to continue throughout 2019. Although we have seen progress in Germany, we did not achieve our anticipated results in the U.S. In the fourth quarter of 2018, reimbursement remains a challenge as we continue to work on securing broader coverage for ReWalk devices.

There remains a solid market for our ReWalk exoskeleton for SCI patients in the U.S. with a strong backlog of demand, and we remain committed to securing wider reimbursement coverage for these individuals. We have continued to educate the U.S. payers, are gaining interest and anticipate some will begin to modify policies in the months ahead. We continue to see expanded independent third-party societal support for coverage as there are now three groups that have published consensus statements, advocating support for these products for the spinal cord injured community.

To date, more than 98 veterans have participated in the VA's co-op study out of planned 160. Many of these individuals will be eligible for a device after they exit the study through the VA's coverage policy and their commitment to expanded access to training facilities. The first co-op patient received the device in Q4 2018. The requests will grow as the follow-up period for the study reaches the endpoints. Authorization requests under the American Health Care Act coverage have averaged 25 per quarter, and we believe a portion of these will be approved on a case-by-case basis this year. On the whole, we see healthy demand in U.S. for our systems, and we will continue to actively engage with insurers to support the review processes.

With regard to our ReStore system for stroke patients, we are gearing up to launch our second major product line. Our clinical study has been completed, and we will begin to present and publish the results as we move forward to commercialization. The comprehensive 510(k) will be submitted to the FDA imminently. If cleared, we could potentially launch our novel ReStore design in late Q2 or Q3 and establish a new standard for exoskeletal-assisted walking. The capacity of this new design offers effective assistance and a much lighter weight and lower cost design than the original rigid models of the past. We look forward to updating the market once our FDA submission is under review.

In Europe, our application for CE clearance was submitted in November, and we are actively preparing for a midyear launch if we receive clearance. Our commercialization strategy is to enter the market with unique light-weight product that fits into the existing reimbursement landscape, offering patients multiple treatment benefits and clinics a meaningful economic value proposition. We are excited to bring this groundbreaking technology to market and believe its unique value will support rapid adoption. We have established our production with Sanmina, who is an ideal experienced medical device manufacturer that brings a high-quality organization and an effective cost profile over time. They will begin to deliver systems for commercialization in Q2.

In parallel, we have determined our sales on strategy, have a comprehensive training program ready to go, have developed unique monthly marketing programs to allow ready economic acquisition of systems utilizing existing insurance payments and cost savings, and we can conduct this full product launch with our existing customer service organization. In order to accomplish our corporate objectives, we remain focused on carefully managing our balance sheet. We have improved our margins and reduced our burn rate. Additionally, in November, we raised approximately $13.1 million in gross proceeds, of which $3.6 million was used to repay a portion of debt owed to Kreos Capital. The remainder will be used up on our programs.

With that, I'll turn the call over to Ori to review our financial results.

Ori Gon

Thanks, Larry. Q4 revenue was $1.6 million. This reflects placement of 19 units during the quarter. 15 units were placed in Europe, out of which nine were placed in our direct markets and six were placed in our indirect markets. We also had four units placed in the U.S. For the year, revenue totaled $6.5 million. In 2018, 85 units were placed, of which 42 units were placed in the U.S., 40 units were placed in Europe and three units were placed in other parts of the world.

During the quarter, we had nine new rental purchase units placed and six previously rented units convert to a purchase. At the end of the year, we had 22 open trials, including 18 active rentals and four claims that have completed their trial period and are awaiting a final insurance decision. At the end of the fourth quarter of 2018, we had 217 pending insurance claims relating to coverage for ReWalk compared to 224 at the same time last year. This represents approximately $18 million in potential revenue.

Our gross margin was 39% during the fourth quarter of 2018 and 43% for the full year. The fourth quarter margin includes a onetime impact of $230,000 due to write-off of our older rehab unit inventory and related warranty provision offset. Excluding this onetime expense, our Q4 gross margin was over 50%. The improvement in our margin for the year from 40% at the end of 2017 to 43% at the end of 2018 reflects our continued focus on reducing product cost and improving margin.

Total operating expenses for the quarter decreased to $4.6 million compared to $6.2 million in the prior year period. For the full year, our operating expenses were $22 million compared to $25 million in 2017. This improvement is consistent with our goal of reducing operating expenses by 10% in 2018. We have also worked to reduce our operating cash burn. In 2018, our cash burn was $14.8 million compared to $22.5 million in 2017. This $7.7 million reduction, or approximately 34%, was accomplished due to our working capital improvements and reduced operating expenses.

Net loss for the fourth quarter was $5 million compared to a net loss of $6.2 million in the fourth quarter of 2017. Full year 2018 net loss was $21.7 million compared to a net loss of $24.7 million in 2017. Our non-GAAP net loss for the fourth quarter of 2018 was $3.8 million compared to a net GAAP net loss (sic) [non-GAAP net loss] of $4.9 million in the prior year quarter. 2018 full year non-GAAP net loss was $17.6 million compared to a non-GAAP net loss of $20 million in 2017. As a result of the offering in November 2018, which raised $13.1 million in gross proceeds from the sale of ReWalk stock, out of which $3.6 million was used to repay debt borrowed from Kreos Capital. Debt owed to Kreos at the end of 2018 was $8.7 million compared to $15.3 million at the end of 2017. We have also deferred $3.9 million of our 2018 and 2019 expected loan payments to Kreos in 2020 and into 2021. This expansion will allow us to focus our resources on our 2019 operating goals. We ended the year with $9.5 million in cash.

With that, I'd like to turn the call back to Larry for some final remarks.

Lawrence Jasinski

Thank you, Ori. As we enter 2019, I am excited by the momentum we're seeing in Europe for SCI devices and the opportunity before us as we prepare to launch our second product category, the ReStore for stroke patients. Our products are truly life altering, and we remain committed to advancing our programs and making the technology available to those who need it most. Our priorities for this year are: One, completion of the submission for our 510(k) supporting FDA clearance of the soft - of the ReStore soft exo-suit. Two, prepare for the EU launch of the ReStore in mid-2019 if CE clearance is granted. Three, prepare for U.S. launch of the ReStore in Q2 or Q3 if FDA clearance is granted. Four, support the demand from German reimbursement with SCI sales in Germany. Five, continuing support of the U.S. VA and ongoing engagement with national and regional U.S. insurers to support broader reimbursement coverage. Six, to initiate commercial preparation in China with an identified partner, which may include Timwell, RealCan or another partner. Seven, effectively leverage our sales, training, service, manufacturing and reimbursement organization using the existing personnel to effectively manage the ReWalk SCI sales growth and to enter the much larger stroke market effectively. And finally, eighth, to achieve a significant reduction in operating expenses compared to 2018 as we complete the regulatory and key development milestones related to the ReStore launch, which we believe will reduce our burn rate in order to establish the pathway to breakeven.

We remain confident that we are on the right path to meet our long-term goals, and we thank you for your continued support. Have a great day.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program, and you may all disconnect. Everyone, have a wonderful day.

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